LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                               1500 K STREET, N.W.
                            WASHINGTON, DC 20005-1208

                            TELEPHONE: (202) 626-3300
                               FAX: (202) 626-3334




                                December 20, 1996

Capstone International Series Trust
5847 San Felipe, Suite 4100
Houston, Texas  77057

Dear Sirs:

     As counsel for Capstone New Zealand Fund (the "Fund"), a series of Capstone International Series Trust ("Trust"), during the fiscal year ended October 31, 1996, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-6867 (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Fund for its fiscal year ended October 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Trust.

     We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Fund with the Securities and Exchange Commission for the Fund's fiscal year ended October 31, 1996.


                                        Very truly yours,

                                        /s/Dechert Price & Rhoads